Exhibit 10.9

SUBLEASE

This Sublease is made and dated as of December 18, 2003 (the “Effective Date”) by the Landlord and the Tenant named below.

ARTICLE 1 - BASIC SUBLEASE TERMS

For the purposes of this Sublease, the following definitions and terms shall apply:

1.1 Landlord: Banc of America Securities LLC, a Delaware limited liability company.

1.2 Tenant: Jolson Merchant Partners Group LLC, a Delaware limited liability company.

1.3 Subleased Premises: The office space which consists of approximately twenty-two thousand, four hundred thirteen (22,413) rentable square feet, comprised of nineteen thousand, one hundred twenty-four (19,124) rentable square feet on the 10th floor, and three thousand, two hundred eighty-nine (3,289) rentable square feet on the 11th floor, in the TransAmerica Pyramid (the “Building”) located at 600 Montgomery Street, San Francisco, California. The Building and its parking areas and other appurtenances are herein together called the “Property.”

1.4 Sublease Term (and Temporary Premises): A period of time commencing on the date, subject to Master Landlord approval, Landlord makes the Subleased Premises (except for a portion of the server room, as provided in Section 1.11 below) available for Tenant to ready the Subleased Premises for its occupancy, which date shall be not more than twenty one (21) days after the Effective Date (the “Term Commencement Date”) and, unless sooner terminated as herein provided, ending on December 31, 2008. Landlord shall advise Tenant, in writing, of the date the Subleased Premises are so ready. During the period from (and including) the Term Commencement Date through the 21st day following substantial completion of the Initial Alterations (as defined in Section 1.10(a) below), the office space leased by Landlord from Master Landlord (as defined in Section 1.8 below) pursuant to the Master Lease (as defined in Section 1.8 below) on the 8th floor of the Building (the “Temporary Premises”) shall constitute a portion of the Subleased Premises under this Sublease, subject to Landlord’s right to show the Temporary Premises to prospective subtenants from time to time upon reasonable advance notice to Tenant, and subject also to Landlord’s right to substitute other reasonably comparable space in the Building in place of the Temporary Premises if Landlord subleases the Temporary Premises to any person or entity other than Tenant. Landlord shall use reasonable efforts to show the Temporary Space at such times and in such manner as will minimize any interference with or disruption of the conduct of Tenant’s business in the Temporary Premises. If substantial completion of the Initial Alterations is actually delayed beyond July 1, 2004 due to Tenant Delay (as defined in the Work Letter) caused by Tenant (beyond the date that the Initial Alterations would have been completed if there had been no such Tenant Delay caused by Tenant), then Tenant shall pay Landlord rent for the Temporary Premises occupied by Tenant in an amount equal to $2.00 per rentable square foot per month for the number of days of such Tenant Delay. The Sublease Term shall automatically expire or terminate upon the expiration or termination, for any reason, of the Master Lease. Landlord shall be under no obligation to exercise any renewal option in the Master Lease.

1.5 Rent Commencement Date: Rent shall commence on the later of (i) September 1, 2004 or (ii) 180 days after delivery of the Subleased Premises to Tenant.

1.6 Base Rent: Base Rent is $44,826.00 per month from the Rent Commencement Date through the termination date. If Tenant elects to use any portion of the Additional Tenant Improvement Allowance (as provided in Section 1.10(b) below), then the monthly Base Rent for the period from

September 1, 2004 through December 31, 2008 shall be increased by an amount equal to $0.0237762 for each $1.00 of the Additional Tenant Improvement Allowance used by Tenant. Thus, if Tenant elects to use all of the Additional Tenant Improvement Allowance, the Base Rent shall be increased by $2,664.48 per month ($112,065.00 times 0.0237762), to a total of $47,490.48 per month (instead of $44,826.00 per month).

1.7 Permitted Use: General office purposes and securities trading, as defined in the Master Lease.

1.8 Master Lease: The Office Lease dated May 1, 1998, entered into between Transamerica Insurance Corporation of California, a California corporation, predecessor in interest to Transamerica Pyramid Properties, LLC (“Master Landlord”), as landlord, and Landlord’s predecessor in interest, Nationsbanc Montgomery Securities LLC, a Delaware limited liability company, as tenant, covering premises which include the Subleased Premises, as amended by the First Amendment to Lease dated May 2, 1998, and as further amended by the Second Amendment to Lease dated July 9, 2001 (as so amended, the “Master Lease”).

1.9 Security Deposit: Tenant shall deliver to Landlord, within five days after Tenant’s receipt of written consent to this Sublease from Master Landlord, an irrevocable, unconditional letter of credit in the amount of Two Hundred Thirty Five Thousand and 00/100 dollars ($235,000) (the “Security Deposit”) drawn on a reputable domestic banking institution (not Bank of America, N.A.), reasonably acceptable to Landlord, being payable to Landlord and expiring no earlier than one year from issuance. On or at any time after January 1, 2007, Tenant shall have the right to reduce the amount of the Security Deposit to One Hundred Thousand and 00/100 Dollars ($100,000), provided that all of the following conditions are satisfied: (1) there is then no material uncured monetary event of default under this Sublease, (2) the net worth of Tenant is then at least Forty Million Dollars ($40,000,000), and (3) the quotient of Tenant’s earnings before interest, taxes, depreciation and amortization (commonly known as “EBITDA”) divided by Tenant’s total revenue is at least twenty percent (20%) for each of Tenant’s four immediately preceding fiscal quarters. So long as Tenant is not a debtor in a bankruptcy case, Landlord shall not draw on the letter of credit unless Landlord gives Tenant notice of Landlord’s intention to draw, specifying the amount Landlord intends to draw and the reason therefor, and Tenant does not within three (3) business days after receipt of Landlord’s notice pay to Landlord the amount specified in Landlord’s notice. Upon tender by Tenant from time to time of cash to be held by Landlord as a Security Deposit under this Sublease, Landlord shall surrender the letter of credit to Tenant or execute and deliver to Tenant such documents as may be required to cause the amount of the letter of credit to be reduced by the same amount as the amount of cash security deposit provided by Tenant (provided that the amount of cash tendered by Tenant shall be not less than $50,000 in each instance and there shall not be more than two such reductions).

1.10 Tenant Improvements.

(a) The parties acknowledge that upon or after the Term Commencement Date Tenant intends to make certain alterations and improvements (the “Initial Alterations”) to the Subleased Premises in Tenant’s reasonable discretion and as may be reasonably approved in writing by Landlord, to make the Subleased Premises functional for Tenant’s particular use of the Subleased Premises and Tenant’s employees and employment practices. The construction of the Initial Alterations shall be subject to Master Landlord’s approval in accordance with the Master Lease and Landlord’s approval, which approval by Landlord shall not be unreasonably withheld, conditioned or delayed.

(b) Landlord shall contribute toward the cost of the design, construction and installation of the Initial Alterations an amount equal to Eight Hundred Ninety Six Thousand Five Hundred Twenty and 00/100 Dollars ($896,520.00) (the “Tenant Improvement Allowance”). At Tenant’s

request, Landlord shall also contribute up to One Hundred Twelve Thousand Sixty Five and 00/100 Dollars ($112,065.00) as an additional renovation allowance (the “Additional Tenant Improvement Allowance”). In addition to the Tenant Improvement Allowance and the Additional Improvement Allowance, Landlord shall pay the Supervision Fee payable to Master Landlord in connection with the Initial Alterations (as provided pursuant to the Master Lease). In the event that the cost of the Initial Alterations exceeds the Tenant Improvement Allowance (and the Additional Improvement Allowance, if Tenant elects to have Landlord contribute the Additional Improvement Allowance), Tenant shall be responsible for the cost of such excess.

1.11 Server Room. Prior to the Term Commencement Date, Landlord will separate a space at the easterly end (constituting approximately 50%) of the server room on the 10th floor (the “Retained Server Room Space”) from the remainder of the server room on the 10th floor and remove all of Landlord’s personal property, equipment and furniture (other than the Transferred Furniture as defined in Section 2.5 below) from all portions of the Subleased Premises other than the Retained Server Room Space. The Retained Server Room Space shall be excluded from the Subleased Premises through April 9, 2004. Landlord shall have the right to access the Retained Server Room Space as needed through April 9, 2004. Landlord shall give Tenant reasonable advance notice prior to any such entry (except in emergencies), and use reasonable efforts to access and use the Retained Server Room Space at such times and in such manner as will minimize any interference with or disruption of the construction of the Initial Alterations. On or before April 10, 2004, Landlord shall remove all of Landlord’s cabling, equipment, fixtures and personal property from the Retained Server Room Space and deliver possession of the Retained Server Room Space, broom clean and free of debris, to Tenant.

1.12 Internal Stair. Tenant shall have the right to construct an internal staircase connecting the 10th and 11th floors of the Building, as provided in the Direct Lease (as defined below), so long as Tenant agrees in writing to remove the staircase, and to restore all space in the Subleased Premises impacted thereby to its original condition prior to the addition of the staircase, at the end of the term of this Sublease (except that such removal and restoration shall not be required if the Subleased Premises become part of the “Premises” leased from Master Landlord by Tenant under the Direct Lease immediately upon expiration of the term of this Sublease as described in Section 7.5 below).

ARTICLE 2 - GRANTING CLAUSE AND RENT PROVISIONS

2.1 Grant of Premises. Landlord hereby leases the Subleased Premises to Tenant during the Sublease Term, subject to the provisions of this Sublease. Landlord shall not be required to provide any service, pay any cost or expense or do any act or thing with regard to the Subleased Premises except as may be specifically stated in this Sublease.

2.2 Base Rent; Late Payment. Tenant agrees to pay the Base Rent to Landlord monthly in advance during the term of this Sublease, without demand, offset or reduction (except as otherwise provided pursuant to this Sublease). One (1) monthly installment of Base Rent shall be due and payable on the Rent Commencement Date for the first month’s Base Rent and a like monthly installment shall be due and payable on or before the first day of each calendar month succeeding the Rent Commencement Date during the term of this Sublease, without demand, offset or reduction (except as otherwise provided pursuant to this Sublease); provided, if the Rent Commencement Date should be a date other than the first day of a calendar month, the monthly rental set forth above shall be prorated to the end of that calendar month, and all succeeding installments of rent shall be payable on or before the first day of each succeeding calendar month during the term of this Sublease (and if the term ends on a day other than the last day of a calendar month, the rent for the period form the first day of the calendar month in which the term ends to the date on which the term ends shall be prorated). Tenant shall pay, as additional rent, all other sums due under this Sublease. Base Rent and additional rent are sometimes collectively called

“rent”. If any payment due Landlord is not received by Landlord by the tenth (10th) day after it became due, Tenant shall at Landlord’s request pay to Landlord a late payment charge of five percent (5%) of the past-due amount; provided, however, that Tenant shall not be obligated to pay any late charge if (i) Tenant delivers the payment to Landlord within three (3) business days after Tenant’s receipt of notice from Landlord stating the amount due and informing Tenant that the payment was not received when due and (ii) Landlord has not given such a notice on account of Tenant’s failure to pay when due on more than two occasions during the immediately preceding twelve (12) months.

2.3 Additional Rent. Commencing January 1, 2005, Tenant shall pay to Landlord, as additional rent, all amounts, if any, that Landlord is required to pay to Master Landlord pursuant to the Master Lease as Expense and Tax Increase Payments pursuant to Paragraph 4(a) of the Master Lease, but only to the extent such amounts are applicable to the Subleased Premises and exceed such amounts paid to Master Landlord in 2004 (the base year for purpose of this Sublease). Landlord shall make a reasonable allocation of such amounts between the Subleased Premises and the remainder of the premises leased by Landlord under the Master Lease. Tenant shall pay all use, consumption and other charges for after-hours air conditioning or other special services for the Subleased Premises for which Landlord is or would be responsible under the Master Lease or otherwise, but only if and to the extent that the after-hours air conditioning or other special services are expressly requested by Tenant. Tenant shall pay the amounts referred to in this Section within five (5) days after receipt of notice of the amount due (and if such amount is a regularly recurring amount, only one such notice shall be required for all such regularly recurring amounts due during the period specified in such notice).

2.4 Holding Over. Upon the expiration or earlier termination of this Sublease, Tenant agrees to vacate and deliver the Subleased Premises, and all keys thereto, to Landlord, unless Tenant continues in possession of the Subleased Premises under a direct lease between Tenant and Master Landlord. If Tenant does not vacate the Subleased Premises upon the expiration or earlier termination of this Sublease, and Tenant is not then entitled to be in possession of the Subleased Premises pursuant to a direct lease between Tenant and Master Landlord, then Tenant shall be a tenant at sufferance for the holdover period and all of the terms and provisions of this Sublease shall be applicable during that period, except that the Base Rent for the period of such holdover shall be an amount equal to 150% of the Base Rent which would have been payable by Tenant had the holdover period been a part of the original term of this Sublease. No holding over by Tenant, whether with or without the consent of Landlord, shall operate to extend the term of this Sublease. Tenant shall indemnify Landlord against all claims made by Master Landlord or any tenant or prospective tenant against Landlord resulting from delay by Landlord in delivering possession of the Subleased Premises to the Master Landlord or such other tenant or prospective tenant, to the extent caused by holding over by Tenant.

2.4 Security Deposit. The security deposit set forth in Section 1.9 shall be held by Landlord for the performance of Tenant’s covenants and obligations under this Sublease, it being expressly understood that the security deposit shall not be considered an advance payment of rental or a measure of Landlord’s damage in case of default hereunder by Tenant, and shall be held by Landlord without payment of any interest thereon. Upon the occurrence of any event of default by Tenant under this Sublease, Landlord may, from time to time, without prejudice to any other remedy, use the security deposit to the extent necessary to make good any arrears of rent, or to repair any damage or injury, or pay any expense or liability incurred by Landlord as a result of the event of default or breach of covenant, and any remaining balance of the security deposit shall be returned by Landlord to Tenant upon the termination of this Sublease. If any portion of the security deposit is so used or applied, Tenant shall upon ten (10) days written notice from Landlord, deposit with Landlord by cash or cashier’s check an amount sufficient to restore the security deposit to its original amount. The Security Deposit may be assigned and transferred by Landlord to the successor in interest of Landlord and, upon acknowledgment by such successor of receipt of such security and its assumption of the obligation to account to Tenant for such security in accordance with the terms of this Sublease, Landlord shall thereby be discharged of any further obligation relating thereto.

2.5 Furniture. Landlord hereby transfers and conveys to Tenant all of Landlord’s right, title and interest in and to the furniture located at the Subleased Premises, as more particularly described in the attached Exhibit “C” (“Transferred Furniture”). The parties will evidence the transfer and sale of the Transferred Furniture through a bill of sale acceptable to the parties, to be executed and delivered as of the Effective Date, along with an assignment from Landlord to Tenant of any and all warranty rights with respect thereto. No additional consideration will be due to Landlord in connection with the transfer of the Transferred Furniture. Landlord shall at Tenant’s request remove all debris, furniture, fixtures, equipment and other personal property (other than the Transferred Furniture) from the Subleased Premises.

ARTICLE 3 - OCCUPANCY AND USE

3.1 Use. The Subleased Premises shall be used and occupied only for the Permitted Use as set forth in Section 1.7. Tenant has inspected the Subleased Premises and accepts them in their present “AS-IS” condition, subject to the other provisions of this Sublease and to latent defects which would not be disclosed by a reasonably diligent visual inspection.

3.2 Entry. Landlord or its authorized agents shall at any and all reasonable times have the right, upon reasonable advance notice to Tenant (which notice in the event of an emergency may be given orally or by telephone), at reasonable times to enter the Subleased Premises as may be needed to perform Landlord’s obligations under this Sublease.

ARTICLE 4 - UTILITIES AND SERVICES

Landlord is not responsible for providing any services or utilities to Tenant. Landlord shall, however, cooperate with Tenant and use commercially reasonable efforts to cause Master Landlord to comply with its obligations under the Master Lease with respect to the Subleased Premises and to provide all such services and utilities for the benefit of the Subleased Premises. Failure or cessation in the furnishing of any services or utilities shall not render Landlord liable to Tenant in any respect for damages to either persons or property, nor be construed as an eviction by Landlord, nor work an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement in this Sublease.

ARTICLE 5 - REPAIRS AND MAINTENANCE

5.1 Landlord Repairs. Landlord shall have no obligation to repair, maintain, refurbish or make replacements for the Subleased Premises (collectively, “repairs”), whether or not arising out of fire, other casualty, or in connection with the need for normal maintenance and repair. Landlord shall, however, cooperate with Tenant and use commercially reasonable efforts to cause Master Landlord to comply with its obligations under the Master Lease with respect to the Subleased Premises and to provide such repairs for the benefit of the Subleased Premises.

5.2 Tenant Repairs. Except as otherwise provided pursuant to this Sublease, Tenant shall be responsible for the cost to repair or replace any damage or injury in or about the Subleased Premises caused by any act or omission of Tenant or Tenant’s agents, employees, or invitees. In the event that this Sublease is terminated prior to its expiration date, due to the default of Tenant, and Tenant is not then entitled to be in possession of the Subleased Premises pursuant to a direct lease between Tenant and Master Landlord, Tenant shall deliver the Subleased Premises to Landlord in the same repair and condition as existed on the Term Commencement Date, normal wear and tear and damage by fire or other casualty, or other causes beyond Tenant’s reasonable control, Landlord’s removal of the server room, and modifications pursuant to the Work Letter and Alterations (as provided below), excepted.

ARTICLE 6 - ALTERATIONS AND IMPROVEMENTS

6.1 Tenant’s Work and Subsequent Improvements. Subject to Section 8 of the Master Lease, the terms of which are incorporated herein, Tenant shall not make or allow to be made any alterations, physical additions or improvements (“Alterations”) in or to the Subleased Premises (including signs) without first obtaining the written consent of Landlord and Master Landlord, which consent shall not be unreasonably withheld or delayed. Tenant shall have no authority or power, express or implied, to create or cause the imposition of any mechanic’s lien, materialman’s lien, or other charge or encumbrance of any kind against the Subleased Premises or any other part of the Property.

6.2 Work Letter and Construction Agreement. Landlord shall enter into a Work Letter and Construction Agreement (“Work Letter”) with Master Landlord in the form attached to the Consent to Sublease agreement executed by Master Landlord, Landlord and Tenant for the construction of certain improvements to the Subleased Premises. Landlord shall not cause any Tenant Delay under the Work Letter or under the Work Letter attached to the Direct Lease.

(a) Tenant must select an architect and provide information to allow preparation of space plans and pricing pursuant to the Work Letter.

(b) Landlord shall act as a conduit between Tenant and Master Landlord. Landlord shall pass on all information requested by, or required to be furnished to, Master Landlord pursuant to the Work Letter.

(c) All response times shall conform to the times contained in the Work Letter.

(d) Landlord shall pay all costs in connection with the design and construction of the improvements, up to the amount of the Tenant Improvement Allowance and any portion of the Additional Tenant Improvement Allowance Tenant may elect to use. If and to the extent that the costs due from Landlord to Master Landlord pursuant to the Work Letter (excluding the Management Fee) exceed the amount of the Tenant Improvement Allowance and any portion of the Additional Tenant Improvement Allowance Tenant may elect to use, Tenant shall pay a reasonable estimate of the cost thereof to Landlord prior to the commencement of the work that will cause the cost to exceed the applicable allowance, subject to an appropriate reconciliation of such payment after the completion of the construction.

ARTICLE 7 - MASTER LEASE

7.1 Compliance with Master Lease. Except for the obligation to pay base rent or operating expense escalations to Master Landlord as provided in the Master Lease, Tenant shall comply with all of the provisions of the Master Lease that are to be observed or performed by Landlord as tenant thereunder with respect to the Subleased Premises for the term of this Sublease. Tenant shall not, by any act or omission, cause Landlord to be in violation of or in default under the Master Lease.

7.2 Incorporation of Master Lease.

(a) Insofar as the provisions of the Master Lease do not conflict with specific provisions hereof, they and each of them are incorporated by this reference into this Sublease as fully as if completely restated herein. Tenant shall be bound to Landlord by all of the provisions of the Master Lease and shall perform all of the obligations and responsibilities that Landlord by the Master Lease undertakes toward Master Landlord with respect to the Subleased Premises for the term of this Sublease, except for any obligation to pay rent to Master Landlord as provided in the Master Lease. Therefore, in construing these obligations of Tenant to Landlord, wherever in the Master Lease the word “Landlord” or “Lessor” is used, it shall mean Landlord and wherever in the Master Lease the word “Tenant” or “Lessee” is used, it shall mean Tenant and wherever in the Master Lease the words “Leased Premises” or “Premises” or similar words are used, they shall mean the Subleased Premises.

(b) The foregoing notwithstanding, this Sublease does not create any rights in Master Landlord or any third parties, and if there are any provisions in the Master Lease that pertain to Landlord’s rights regarding:

(1) any option or election, including any option to renew or extend the term thereof, or to expand the premises thereunder, or any preferential right or right of first refusal on any additional space; or

(2) any exclusive uses in favor of Landlord; or

(3) any sign rights (or rights regarding the name of the Building) in favor of Landlord; or

(4) any tenant finish or other construction obligations; or

(5) any monetary allowances for construction, rehabilitation or other purposes; or

(6) any parking rights of Landlord (but Landlord shall cooperate with Tenant and work with Tenant and the operator of the garage in the Building to assist Tenant in acquiring the minimum number of parking spaces required by Tenant in the garage in the Building);

then none of such provisions shall be incorporated herein and Tenant shall not have any rights or benefits thereunder.

7.3 Subject to Master Lease. This Sublease is expressly subject to and inferior to the Master Lease.

7.4 Familiarity With Master Lease. Tenant represents that it has read and is familiar with all of the provisions of the Master Lease.

7.5 Landlord’s Obligations Re Master Lease. Provided Tenant is not in default hereunder, Landlord shall pay the rent due to Master Landlord, so as not to cause a default under the Master Lease. Additionally, so long as this Sublease is in effect, Landlord shall not by its act or omission cause any Event of Default under the Master Lease or modify or amend the Master Lease in any way that would reduce the size of the Subleased Premises, reduce the term of the Master Lease with respect to the Subleased Premises or in any other way adversely affect any of Tenant’s rights under this Sublease or increase Tenant’s obligations under this Sublease. Substantially contemporaneously with execution and delivery of this Sublease, Tenant is entering into a separate lease with Master Landlord (the “Direct Lease”), pursuant to which Tenant is leasing from Master Landlord certain office space on the 11th floor of the Building. The terms of the Direct Lease provide for the Subleased Premises to become part of the “Premises” leased from Master Landlord by Tenant under the Direct Lease immediately upon expiration of the term of this Sublease. So long as the Direct Lease is then in effect, any rights of Landlord to extend the term of the Master Lease with respect to the Subleased Premises or otherwise to lease or possess all or any portion of the Subleased Premises at any time after expiration of the term of this Sublease shall be null and void.

7.6 Joint and Several Liability. Tenant hereby agrees to be and remain jointly and severally liable with Landlord to Master Landlord for the payment of rent pertaining to the Subleased Premises and for the performance of all of the terms and provisions of the Master Lease pertaining to the Subleased Premises; provided, however, that Tenant shall be liable to Master Landlord for rent only in the amount set forth in this Sublease.

7.7 Master Landlord’s Right to Enforce Terms of the Master Lease. Tenant hereby agrees to comply with all terms of the Master Lease applicable to the Subleased Premises during the term of this Sublease, except as otherwise provided in this Sublease and except that in no event shall Tenant be responsible for payment of rent in excess of the rent to be paid by Tenant to Landlord pursuant to the other provisions of this Sublease, and hereby further agrees that Master Landlord shall have the right to enforce the Master Lease provisions directly against Tenant.

7.8 Landlord’s Assurances to Tenant Concerning Master Lease. Landlord represents and warrants to Tenant that: (1) Landlord has delivered to Tenant a true and complete copy of the Master Lease; (2) the Master Lease includes the entire agreement between Landlord and Master Landlord concerning the Subleased Premises and there is no other agreement between Landlord and Master Landlord governing use or occupancy of the Subleased Premises; (3) the Master Lease is in full force and effect and has not been modified or amended, and neither Master Landlord nor Landlord (nor any of their respective predecessors, successors or assigns) has exercised or given any notice purporting to exercise any termination rights; (4) there are no uncured or outstanding Events of Default under the Master Lease and Landlord has no knowledge of any notice of any alleged breach or default under the Master Lease; (5) Landlord has no knowledge of any occurrence, condition or event which with the giving of notice or passage of time or both would constitute an Event of Default under the Master Lease; (6) Landlord has no knowledge of any breach or default by Master Landlord of any of its obligations under the Master Lease; (8) Landlord has good title to the Transferred Furniture, free from any liens or encumbrances, and has the right and power to transfer such title to the Transferred Furniture to Tenant; and (9) to the best of Landlord’s knowledge, the Subleased Premises comply with all applicable laws, statutes, ordinances, codes and governmental rules, regulations, permits and orders, and, to the best of Landlord’s knowledge, Tenant may legally occupy and use the Subleased Premises for the uses permitted under this Sublease. Upon request by Tenant from time to time, and at Tenant’s expense (subject to recoupment to the extent that Landlord is able to recover the same through exercise of its rights under the Master Lease or otherwise), Landlord shall enforce Landlord’s rights under the Master Lease for the benefit of Tenant.

ARTICLE 8 - CASUALTY AND INSURANCE

8.1 Damage from Certain Causes. Notwithstanding any other provision of this Sublease or the Master Lease to the contrary, Landlord shall not be liable to Tenant, or to Tenant’s employees, agents, subtenants, licensees, invitees, or visitors, or to any other person whomever, for any loss, or any damage to or loss of any property or death or injury to any person occasioned by or arising out of (a) the condition or design of or any defect in or failure to repair the Subleased Premises or the Property or any part or component thereof (including without limitation any mechanical, electrical, plumbing, heating, air conditioning or other systems or equipment); or (b) acts or omissions of Master Landlord, other tenants or occupants in the Property or of any other persons whomever (other than Landlord and its employees and agents); or (c) burglary, theft, vandalism, malicious mischief, fire, act of God, public enemy, criminal conduct, court order or injunction, riot, strike, insurrection, war, requisition or order of governmental authority, or any other matter beyond the reasonable control of Landlord; (d) repair or alteration of any part of the Subleased Premises or Property (other than repairs or alterations by Landlord); or (e) violation or default by Master Landlord under the Master Lease (including without limitation slow-down, interruption, failure or cessation of any service to be provided by Master Landlord).

8.2 Tenant’s Indemnification of Landlord. Tenant hereby agrees to indemnify and hold Landlord harmless from and against all fines, suits, claims, demands, loss, cost, liability, judgments and expenses (including attorneys’ fees and any liability Landlord may have to Master Landlord) of every kind in connection with any loss, or any death or injury to person or damage to or loss of property to the extent caused by any negligent act or omission of Tenant, its employees, agents, subtenants, or licensees, or arising out of the occupancy or use of the Subleased Premises by Tenant.

8.3 Waiver of Recovery. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant severally waive any claim in its favor against the other or the other’s employees or agents (REGARDLESS OF CAUSE, INCLUDING NEGLIGENCE OF THE OTHER OR ITS AGENTS OR EMPLOYEES, AND STRICT LIABILITY OF ANY KIND) for loss of or damage to any of its property located on or constituting a part of the Subleased Premises or the Property, by reason of fire or the elements, or any other cause that is insured, or is insurable (whether or not actually insured) by the terms of standard fire and extended coverage insurance in the state where the Building is located, regardless of the amount of the proceeds, if any, payable under such insurance.

8.4 Insurance. Tenant shall obtain and keep in full force and effect during the term of this Sublease, commercial general liability insurance insuring against any liability arising out of the use and occupancy of the Subleased Premises by Tenant, with a combined single limit of not less than two million dollars ($2,000,000.00). Landlord and Master Landlord shall be named as additional insureds on all such insurance policies. The provisions of Section 14 of the Master Lease, with respect to the amount of insurance coverage required, shall not be applicable to Tenant.

ARTICLE 9 - ASSIGNMENT OR SUBLEASE

Tenant shall not assign, sublet, transfer or hypothecate, in whole or in part, this Sublease, by operation of law or otherwise, without the prior written consent of Landlord and Master Landlord, and in no event shall any such assignment or sublease ever release Tenant or any guarantor from any obligation or liability hereunder. Any attempted assignment, sublease or other transfer in violation of the foregoing restrictions shall be void and of no effect. Notwithstanding the foregoing, consent shall not be required for (i) subleases of or licenses to use individual offices and associated work spaces, which shall not be separately demised, aggregating at any time not more than a total of 3,000 square feet of rentable area, or (ii) any Transfer to any corporation or entity Controlled (as hereinafter defined) by, Controlling, or under common Control with, Tenant, or to the surviving corporation or entity in the event of a consolidation or merger to which Tenant shall be a party, or any Transfer to any corporation or entity acquiring all or substantially all of the assets of Tenant as a going concern, unless such Transfer or other transaction shall constitute, or shall be entered into in connection with, a Major Change (as hereinafter defined). Any Major Change shall require consent as provided above. The term “Controlled” (or “Controlling” or “Control”) as used herein shall mean the ownership of fifty percent (50%) or more of (i) the voting stock of any corporation, or (ii) the ownership interest in any other entity and, if any such entity is a partnership, a general partner’s interest in such partnership. The term “Major Change” as used herein shall mean any reorganization, recapitalization, refinancing or other transaction or series of transactions involving Tenant which results in the net worth of Tenant and its consolidated subsidiaries immediately after such transaction(s) being less than fifty percent (50%) of the net worth of Tenant and its consolidated subsidiaries as of the end of the fiscal year immediately preceding the date of this Lease.

ARTICLE 10 - DEFAULT AND REMEDIES

10.1 Default by Tenant. Each of the following shall be deemed to be an event of default by Tenant under this Sublease: (1) Tenant shall fail to pay when due any installment of rent or any other payment required pursuant to this Sublease and the failure continues for five (5) days after written notice from the Landlord of such failure to pay; (2) Tenant shall file a petition or be adjudged bankrupt or insolvent under any applicable federal or state bankruptcy or insolvency law or admit that it cannot meet its financial obligations as they become due, or a receiver or trustee shall be appointed for all or substantially all of the assets of Tenant, if the same is not dismissed within 90 days; (3) Tenant shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors; (4) Tenant shall do or permit to be done any act which results in a lien being filed against the Subleased Premises or the Property and the lien is not released by payment or bonding within fifteen (15) days after Tenant first has notice thereof; (5) the liquidation, termination or dissolution of Tenant; or (6) Tenant shall be in default of any other term, provision or covenant of this Sublease, other than those specified in clauses (1) through (5) above, and such default is not cured within thirty (30) days after written notice thereof to Tenant; provided, however, that if, by the nature of such agreement or covenant, such failure or breach cannot reasonably be cured within such period of thirty (30) days, an event of default shall not exist as long as Tenant commences with due diligence and dispatch the curing of such failure or breach within such period of thirty (30) days and, having so commenced, thereafter prosecutes with diligence and dispatch and completes the curing of such failure or breach within a reasonable time.

10.2 Remedies for Tenant’s Default. If there shall be an event of default as set forth in Section 10.1 above, Landlord may treat the occurrence of any one or more of such events as a breach of this Sublease, and at its option may have any one or more of the following described remedies without any additional notice or demand, in addition to all other rights and remedies provided at law or in equity or elsewhere in this Sublease:

(a) On the occurrence of an event of default by Tenant, Landlord may either: (i) terminate this Sublease and recover possession of the Subleased Premises; or (ii) continue this Sublease in effect and take any and all actions permitted at law to enforce Tenant’s covenants and obligations under this Sublease, including exercising Landlord’s remedy described in California Civil Code Section 1951.4, which provides that a lessor may continue a lease in effect after a lessee’s breach and abandonment and recover rent as it becomes due, if lessee has a right to sublet or assign subject only to reasonable limitations. Acts of maintenance or preservation or efforts to relet the Subleased Premises or the appointment of a receiver upon initiative of Landlord does not constitute a termination of Tenant’s right to possession unless written notice of termination is given by Landlord to Tenant. Landlord may store any property of Tenant located in the Premises at Tenant’s expense or otherwise dispose of such property in the manner provided by law. Notwithstanding Landlord’s election to continue this Sublease in effect, Landlord may at any time thereafter terminate this Sublease pursuant to this Section.

(b) If Landlord terminates this Sublease pursuant to Section 10.2(a), Landlord may exercise all of Landlord’s rights and remedies available under law, including the right to recover from Tenant: (i) the worth at the time of award of all unpaid Base Rent, and all other rent payable by Tenant under this Sublease earned at the time of termination; (ii) the worth at the time of award of the amount by which all unpaid Base Rent, and all other rent payable by Tenant under this Sublease which would have been earned after termination until the time of award exceeds the amount of rental loss Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which all unpaid Base Rent, and all other rent payable by Tenant under this Sublease for the balance of the Sublease Term after the time of award exceeds the amount of rental loss Tenant proves could be reasonably avoided; and (iv) all other amounts necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Sublease, or which in the ordinary course of things would be likely to result from the failure. As used herein, the “worth at the time of award” of the amounts referred to in clauses (i) and (ii) above are computed by allowing interest at the maximum annual interest rate allowed by law; the “worth at the time of award” of the amount referred to in clause (iii) above is computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%; and “time of award” means the earlier of the date when Tenant pays to Landlord the amount recoverable by Landlord, or the date of entry of any final, non-appealable determination, order or judgment of any court or other legally constituted body determining the amount recoverable.

(c) Notwithstanding anything contained in this Sublease to the contrary, this Sublease may be terminated by Landlord only by written notice of such termination given by Landlord to Tenant, and no other act or omission of Landlord shall be construed as a termination of this Sublease.

10.3. Default by Landlord. If Landlord should fail to perform or observe any covenant, term, provision or condition of this Sublease required to be performed or observed by Landlord, Landlord shall have a period of thirty (30) days after written notice thereof is given by Tenant to Landlord specifying the failure to cure the failure; provided, however, that if, by the nature of such agreement or covenant, such failure or breach cannot reasonably be cured within such period of thirty (30) days, Landlord shall not be in default as long as Landlord commences with due diligence and dispatch the curing of such failure or breach within such period of thirty (30) days and, having so commenced, thereafter prosecutes with diligence and dispatch and completes the curing of such failure or breach within a reasonable time.

10.4 Remedies Cumulative. Except as may be otherwise specified herein, all rights and remedies of Landlord or Tenant herein or existing at law or in equity are cumulative and the exercise of one or more rights or remedies shall not be taken to exclude or waive the right to the exercise of any other.

ARTICLE 11 - MISCELLANEOUS

11.1 Estoppel Certificates. Tenant agrees to furnish, from time to time, but not more often than once in any 12 month period, within twenty (20) days after receipt of a request from Landlord, a statement certifying such matters of fact pertaining to this Sublease as may reasonably be requested by Landlord. Landlord agrees to furnish, from time to time, but not more often than once in any 12 month period, within twenty (20) days after receipt of a request from Tenant, a statement certifying such matters of fact pertaining to this Sublease as may reasonably be requested by Tenant.

11.2 Attorney’s Fees. In the event of any action or proceeding brought by either party under this Sublease against the other party hereto, the prevailing party shall be entitled to recover from the other party all costs and expenses, including reasonable attorneys’ fees, in such action or proceeding.

11.3 Notices. All rent and other payments required to be made by Tenant shall be payable to Landlord at Landlord’s address set forth on the signature page hereof or at such other address as Landlord may specify from time to time by Notice to Tenant. Whenever this Sublease requires or permits any consent, approval, notice, request or demand from one party to the other (collectively, “Notice”), such Notice must be in writing to be effective and shall be effective on the date of actual receipt of such Notice by the addressee or when the attempted initial delivery is refused or when it cannot be made because of a change of address of which the sending party has not been notified. The following shall, without limitation, be prima facia evidence of actual receipt of Notice by the addressee: (a) if mailed, by a United States certified mail return receipt, signed by the addressee or the addressee’s agent or representative, (b) if by telegram, by a telegram receipt signed by the addressee or the addressee’s agent or representative, or (c) if hand delivered, by a delivery receipt signed by the addressee or the addressee’s agent or representative. The parties’ respective addresses for delivery of any Notice shall be as set forth on the signature page hereof (or, in the case of Tenant, at the Subleased Premises), or such other address within the continental United States as any party may have designated by Notice to the other.

11.4 Submission of Sublease. Submission of this Sublease to Tenant for signature does not constitute a reservation of space or an option to Sublease. This Sublease is not effective until execution by and delivery to both Landlord and Tenant.

11.5 Master Landlord’s Consent; Direct Lease. Receipt of written consent to this Sublease from Master Landlord shall be a condition precedent to the effectiveness of this Sublease. Tenant’s willingness to enter into this Sublease is dependent upon Tenant’s ability to enter into a direct lease with Master Landlord covering certain additional office space on the tenth floor of the Building and to obtain Master Landlord’s consent to this Sublease, all on terms acceptable to Tenant. Tenant shall have the right to terminate this Sublease if Tenant has not received both Master Landlord’s consent to this Sublease and a direct lease executed by Landlord, all on terms acceptable to Tenant, within ten days after Tenant’s execution of this Sublease.

11.6 Security. Tenant acknowledges that Landlord, because it is a national bank, has or may have guards or other security personnel or security systems. Such guards, security personnel and security systems are for Landlord’s sole benefit. Landlord has no obligation to continue providing same and Landlord may make such changes in the provision thereof from time to time, as Landlord may desire. Tenant acknowledges that Tenant has no right to the benefit of such security personnel, guards or security systems, and Tenant waives all claims against Landlord, its agents and/or employees based on or related to any failure to furnish security services, failure to furnish protection from crime or related matters.

11.7 Right of First Opportunity. Throughout the term of this Sublease, Tenant shall have the continuing right of first opportunity to lease available space, leased by Landlord from Master Landlord, in the Building. Whenever any such space (the “ROFO Space”) becomes available (which availability shall not include space for which a current tenant has a renewal right) Landlord shall notify Tenant in writing of the specific available space, and the base rental, tenant finish allowance, expense stop, length of primary term, estimated commencement date, length of any extension options to extend and any other material and/or economic terms (the “Material Terms”) on which Landlord intends to lease the ROFO Space. Landlord’s notice to Tenant shall constitute an offer to lease the ROFO Space to Tenant on such terms. Tenant shall have thirty (30) days from receipt of Landlord’s notice to accept or reject the offer. Unless Tenant delivers written notice of acceptance to Landlord within the thirty (30) day period, Tenant shall be deemed to have rejected the offer. If Tenant rejects, or is deemed to have rejected, the offer, Landlord shall have the right to lease the ROFO Space in its sole discretion. If Tenant delivers timely written notice of acceptance of Landlord’s offer to lease the ROFO Space, Landlord shall lease the ROFO Space to Tenant on the Material Terms applicable to such ROFO Space. Any right granted to Tenant in this Section 11.8 shall be subject to, both as to the right itself and to the offer at the time it is made, the consent of Master Landlord.

11.8 Brokers. Except for the obligation of Landlord to pay an amount to Jones Lang LaSalle under a separate agreement, and Jones Lang LaSalle’s agreement to share such commission with Tory Corporate Real Estate Advisors (dba The Staubach Company) under a separate agreement, Landlord and Tenant hereby indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed on account of the execution and/or renewal of this Sublease due to any action of the indemnifying party.

11.9 Severability. If any provision of this Sublease or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Sublease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

11.10 Successors. This Sublease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives, successors and assigns (subject to Article 9).

11.11 Interpretation. The captions appearing in this Sublease are for convenience only and in no way define, limit, construe or describe the scope or intent of any Section. The laws of the State of California and applicable United States federal law shall govern the validity, performance and enforcement of this Sublease. This Sublease shall not be construed more or less favorably with respect to either party as a consequence of the Sublease or various provisions hereof having been drafted by one of the parties hereto.

ARTICLE 12 - AMENDMENT AND LIMITATION OF WARRANTIES

12.1 Entire Agreement. IT IS EXPRESSLY AGREED BY LANDLORD AND TENANT, AS A MATERIAL CONSIDERATION FOR THE EXECUTION OF THIS SUBLEASE, THAT THIS SUBLEASE, WITH THE SPECIFIC REFERENCES TO EXTRINSIC DOCUMENTS, IS THE ENTIRE AGREEMENT OF THE PARTIES; THAT THERE ARE, AND WERE, NO VERBAL REPRESENTATIONS, WARRANTIES, UNDERSTANDINGS, STIPULATIONS, AGREEMENT OR PROMISES PERTAINING TO THE SUBJECT MATTER OF THIS SUBLEASE OR OF ANY EXPRESSLY MENTIONED EXTRINSIC DOCUMENTS THAT ARE NOT INCORPORATED IN WRITING IN THIS SUBLEASE. THE FOLLOWING EXHIBITS ARE ATTACHED HERETO AND ARE INCORPORATED HEREIN BY THIS REFERENCE (CHECK IF APPLICABLE):

            EXHIBIT “A”    -            Subleased Premises

            EXHIBIT “B”    -            Master Lease

            EXHIBIT “C”    -            Transferred Furniture

12.2 Amendment. THIS SUBLEASE MAY NOT BE ALTERED, WAIVED, AMENDED OR EXTENDED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY LANDLORD AND TENANT.

12.3 Limitation of Warranties. LANDLORD AND TENANT EXPRESSLY AGREE THAT THERE ARE AND SHALL BE NO IMPLIED WARRANTIES OF MERCHANTABILITY, SUITABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OF ANY OTHER KIND ARISING OUT OF THIS SUBLEASE, AND THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THOSE EXPRESSLY SET FORTH IN THIS SUBLEASE.

12.4 Waiver And Releases. TENANT SHALL NOT HAVE THE RIGHT TO WITHHOLD OR TO OFFSET RENT OR TO TERMINATE THIS SUBLEASE EXCEPT AS EXPRESSLY PROVIDED HEREIN. TENANT WAIVES AND RELEASES ANY AND ALL STATUTORY LIENS AND OFFSET RIGHTS.

Executed to be effective as of the date first above written.

Landlord

Banc of America Securities LLC,		Landlord’s address:
a Delaware limited liability company

By:	/s/ Michael C. Davis	Banc of America Securities LLC
600 Montgomery Street
Name:	Michael C. Davis	San Francisco, California 94111

Title:	Senior Vice President	Attention: Corporate Real Estate Services

Tenant

Jolson Merchant Partners Group LLC		Tenant’s Address:

By:	/s/ Joseph A. Jolson	Jolson Merchant Partners Group LLC
One Embarcadero Center, Suite 2150
Name:	Joseph A. Jolson	San Francisco, California 94111

Title:	Managing Director	Attention: General Counsel

EXHIBIT A

Subleased Premises

The Subleased Premises consists of approximately twenty-two thousand, four hundred thirteen (22,413) rentable square feet of space in the TransAmerica Pyramid (the “Building”) located at 600 Montgomery Street, San Francisco, California, comprised of all of the Premises on the 10th floor (approximately nineteen thousand, one hundred twenty-four (19,124) rentable square feet) leased by Landlord from the Master Landlord under the Master Lease, and all of the Premises on the 11th floor (approximately three thousand, two hundred eighty-nine (3,289) rentable square feet) leased by Landlord from the Master Landlord under the Master Lease.

Exhibit A

EXHIBIT B

Master Lease

Exhibit B

EXHIBIT C

Transferred Furniture

Trading Floor

1	42” five drawer lateral file
4	42” five drawer lateral files with over cabinet
2	42” four drawer lateral files with over cabinet
14	42” three drawer lateral files
12	36” five drawer lateral files with over cabinets
8	36” four drawer lateral files with over cabinets
40	36” three drawer lateral files
2	36” lateral files w/ two file drawers and two box drawers
1	36” two drawer lateral file
2	30” five drawer lateral files
3	30” two drawer lateral files
40	Upholstered task chairs
2	Two high bookshelves
4	BBF mobile peds
5	FF mobile peds
4	Flat screen television monitors wall or bracket mounted, JMP to select

Private Office 1, NE corner

1	136 X 66 double pedestal desk
1	20 X 36 desk height side table
1	20 X 90 credenza
2	26” 2 high bookshelves
4	Guest chairs

Private Office 2, NW corner

1	36 X 72 desk shell
1	24 X 48 desk shell return
1	24 X 38 lateral file credenza (two drawer)
1	42” diameter conference table
4	Guest chairs
1	wall mounted television monitor

Small Conference Room, SW corner

1	24 X 34 side credenza
6	“Queen Anne” side chairs

Corner Conference Room, SW corner

1	60” square conference table
8	Guest chairs

Exhibit C, Page 1

Reception Area

1	30 X 60 semicircular desk w/ 42” return
2	Large side chairs

Training Room

28	24 X 60 training tables with modesty panels
1	36 X 108 wood desk with no pedestals
59	Guest chairs
2	Portable Whiteboards

Server Room

IT equipment including UPS, fire suppression system, Liebert HVAC unit, transformer, mounted racking (ladder and 66 holders and rack) and equipment racks, excluding System racks owned by EDS, phone switch and cameras

Exhibit C, Page 2